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                                                                    Exhibit 21.1



                         SUBSIDIARIES OF THE REGISTRANT



Hart & Cooley, Inc.

Mansfield Plumbing Products, Inc.

Falcon Manufacturing, Inc.

DeVilbiss Air Power Company

SWC Industries, Inc.

Ex-Cell Manufacturing Company, Inc.

Centrally Held Eagle Receivable Program, Inc.